Exhibit 99.77D

                             MERCANTILE FUNDS, INC.
                                 ("Registrant")
                                   Form N-SAR

                     For the Fiscal Year Ended May 31, 2004

          Sub-Item 77D: Policies with respect to security investments.

At a meeting held on October 31, 2003, the Board of Directors of the registrant approved a change in the principal investment strategy and a name change of the Intermediate Tax-Exempt Bond Fund. Effective January 12, 2004, the name changed to Tax-Exempt Limited Maturity Bond Fund and the investment strategy changed that under normal market conditions the Fund's portfolio securities are expected to have an average weighted maturity of one to five years. The strategy change was disclosed to registrant's shareholders pursuant to supplements dated November 6, 2003 to registrant's prospectuses dated September 30, 2003, which were filed with the Securities and Exchange Commission on November 6, 2003 via EDGAR and are incorporated herein by reference.

At a meeting held on February 20, 2004, the Board of Directors of the registrant approved a change in the principal investment strategy of the Limited Maturity Bond Fund that when deemed appropriate by Boyd Watterson Asset Management (the sub-advisor), the Fund may invest up to 10% of its net asssets in non-investment grade debt securities, also known as "junk bond." The policy change was disclosed to registrant's shareholders pursuant to supplements dated February 20, 2004 to registrant's prospectuses dated September 30, 2003, which were filed with the Securities and Exchange Commission on February 20, 2004 via EDGAR and are incorporated herein by reference.

At a meeting held on February 20, 2004, the Board of Directors of the registrant approved a change in the principal investment strategy of the Total Return Bond Fund that when deemed appropriate by Boyd Watterson Asset Management (the sub-advisor), the Fund may invest up to 15% of its net asssets in non-investment grade debt securities, also known as "junk bond." The policy change was disclosed to registrant's shareholders pursuant to supplements dated February 20, 2004 to registrant's prospectuses dated September 30, 2003, which were filed with the Securities and Exchange Commission on February 20, 2004 via EDGAR and are incorporated herein by reference.